UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of report (Date of earliest event reported): June 12, 2025
NET POWER INC.
(Exact name of registrant as specified in its charter)

Delaware	001-40503	98-1580612
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

320 Roney St., Suite 200 Durham, North Carolina	27701
(Address of principal executive offices)	(Zip Code)
(919) 287-4750
(Registrant’s telephone number, including area code)
Not Applicable
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A Common Stock, par value $0.0001 per share	NPWR	The New York Stock Exchange
Warrants, each exercisable for one share of Class A Common Stock at a price of $11.50	NPWR WS	The New York Stock Exchange
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).
Emerging growth company ☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

On June 8, 2023, NET Power Inc. (the “Company”) and NET Power Operations LLC (“Opco”) entered into a Tax Receivable Agreement with Opco unitholders who received membership units in Opco (“Opco Units”) as consideration for equity interests in NET Power, LLC (the “TRA Unitholders”) and the Agent (as defined therein). The Tax Receivable Agreement obligated the Company to pay to the TRA Unitholders 75% of the tax savings that the Company realizes as a result of increases in tax basis in Opco’s assets resulting from the exchange of Opco Units for shares of the Company’s Class A common stock (or cash) pursuant to the limited liability company agreement of Opco, as well as certain other tax benefits, including tax benefits attributable to payments under the Tax Receivable Agreement.

On May 12, 2025, pursuant to its rights under the Tax Receivable Agreement, the Company delivered to the Agent a duly executed early termination notice setting forth the underlying calculations to support an early termination payment amount of $0.00 due to each TRA Holder (the “Early Termination Notice”). The Early Termination Notice became final and binding on all parties to the Tax Receivable Agreement 30 calendar days from the date on which the Early Termination Notice was delivered to the Agent, and the Tax Receivable Agreement was terminated and of no further force or effect as of June 12, 2025.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated:	June 20, 2025	NET POWER INC.

		By:	/s/ Daniel J. Rice IV
		Name:	Daniel J. Rice IV
		Title:	Chief Executive Officer